Glu Mobile Announces New President and CEO

SAN MATEO, Calif., — January 4, 2010 — Glu Mobile Inc. (NASDAQ: GLUU), a leading global publisher of mobile games, today announced that Niccolo de Masi has joined the company as President and CEO.

Niccolo brings to Glu a strong background of senior management and executive experience in the mobile gaming and content sectors. Most recently, Niccolo served as Chief Executive Officer and President of Hands-On Mobile, a mobile technology company and developer and publisher of mobile entertainment. From June 2006 to February 2007, Niccolo was the CEO of the London-listed mobile entertainment company Monstermob Group PLC, and prior to being named CEO, he was responsible for formulating and implementing Monstermob’s growth and product strategy. Prior to joining Monstermob in 2004, Niccolo worked in a variety of corporate finance and operational roles within the technology, media and telecommunications (TMT) sector, beginning his career with JP Morgan on both the TMT debt capital markets and mergers and acquisitions teams in London. Niccolo has also worked as a physicist with Siemens Solar and within the Strategic Planning and Development divisions of Technicolor. Niccolo holds B.A. and M.A. degrees in Physics, and an MSci. degree in Electronic Engineering—all from Cambridge University.

“The Board of Directors of Glu is delighted that Niccolo will be joining us as Glu’s next President and CEO.  We are convinced that he has exactly the right combination of energy, experience and skill to lead the company to a growing and profitable future,” said Bill Miller, Chairman of the Board of Glu.

“I am excited to join the Glu team, which I believe to be a world-class global enterprise,” said Niccolo de Masi. “I look forward to this new challenge, as we focus on utilizing the company’s scale to enhance our market share in both the traditional carrier business and new platforms, such as the iPhone and social networks. I will work tirelessly to build upon the foundation that Glu team has built and welcome this opportunity to lead Glu during what I believe will be a period of growth.”

In connection with the appointment of Mr. de Masi as Glu’s new President and CEO, the Compensation Committee of Glu’s Board of Directors awarded Mr. de Masi a non-qualified stock option to purchase 1,250,000 shares of Glu’s common stock pursuant to Glu’s 2008 Equity Inducement Plan, which is a non-stockholder approved plan. This stock option was granted to Mr. de Masi on January 4, 2010 and has an exercise price equal to the closing price of Glu’s common stock on the NASDAQ Global Market on such date.

Cautions Regarding Forward-Looking Statements

This news release contains forward-looking statements, including statements regarding anticipation of a new period of Glu growth, Mr. de Masi’s ability to lead Glu to a growing and profitable future and the expected utilization of Glu’s scale to enhance its market share in both its traditional carrier business and new platforms. These forward-looking statements are subject to material risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. These material risks and uncertainties include: the risk that we may be unable to effect a smooth transition of the CEO position; the risk that the mobile gaming and social networking gaming markets are not growing at the rate that we anticipate or that we will be unable to capitalize on any such growth; the risk that our expense control initiatives will be insufficient to enable us to continue to achieve positive cash flow from operations; the risk that we may have insufficient working capital to effectively execute our business strategy, including exploiting next-generation and social networking platforms while continuing to address our traditional carrier-based business, and that, even if we do execute our business strategy, we may not derive the revenues that we expect; the risk that we may fall out of compliance with the financial and other covenants in our credit facility; the risk that we may lose a key intellectual property license or key carrier distribution agreement; the risk that growth of next-generation handsets and advanced networks does not grow as significantly as we anticipate; the risk that our development expenses for games for next-generation handsets and social networking platforms are greater than we anticipate; the risk that our recently and newly launched games are less popular than anticipated; the risk that changes in wireless carrier plans with their customers may adversely impact sales of our games; the risk that sales of our original intellectual property titles will not continue to favorably impact product mix; the risk that our newly released games will be of a quality less than desired by reviewers and consumers; the risk that mobile games and social networking gaming markets are smaller than anticipated; and other risks detailed under the caption “Risk Factors” in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2009 filed with the Securities and Exchange Commission on November 9, 2009. You can locate this Form 10-Q through our website at http://www.glu.com/corp/Pages.investors. We are under no obligation, and expressly disclaim any obligation, to update or alter our forward-looking statements whether as a result of new information, future events or otherwise.

About Glu Mobile

Glu (NASDAQ:GLUU) is a leading global publisher of mobile games. Its portfolio of top-rated games includes original titles Bonsai Blast, Brain Genius, Glyder, Stranded and Super K.O. Boxing!, and titles based on major brands from partners including Activision, Atari, Fox Mobile Entertainment, Harrah’s, Hasbro, Konami, Microsoft, PlayFirst, PopCap Games, SEGA, Sony and Warner Bros. Founded in 2001, Glu is based in San Mateo, Calif. and has offices in Australia, Brazil, Canada, Chile, China, England, France, Germany, Italy, Mexico, Poland, Russia and Spain. Consumers can find high-quality, fresh entertainment created exclusively for their mobile phones wherever they see the ‘g’ character logo or at www.glu.com.

GLU MOBILE, GLU, BONSAI BLAST, BRAIN GENIUS, STRANDED, SUPER K.O. BOXING! and the ‘g’ character logo are trademarks of Glu Mobile Inc.

Source: Glu Mobile Inc.

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